As filed with the Securities and Exchange Commission on September 21, 2007
Registration No. ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIONS GATE ENTERTAINMENT CORP.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)

1055 West Hastings Street, Suite 2200 Vancouver, British Columbia V6E 2E9	2700 Colorado Avenue, Suite 200 Santa Monica, California 90404
(Address, Including Zip Code, of Principal Executive Offices)

Employee Incentive Awards (1)
(Full Title of the Plan)

Wayne Levin
General Counsel
Lions Gate Entertainment Corp.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
(310) 449-9200
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum
Title of	Amount		Offering		Aggregate		Amount Of
Securities	To Be		Price		Offering		Registration
To Be Registered	Registered		Per Share		Price		Fee
Common Shares, no par value	1,150,000 shares	(2)	$9.34	(3)	$10,741,000	(3)	$329.75	(3)

(1)	This Registration Statement relates to (i) grants of nonqualified stock options by Lions Gate Entertainment Corp., a company recognized under the laws of the Province of British Columbia (the “Company” or the “Registrant”), to Joseph Drake and Nathan Kahane covering an aggregate of 600,000 shares of the Company’s common shares, no par value (the “Common Shares”), (ii) grants of restricted stock units by the Company to Messrs. Drake and Kahane covering an aggregate of 287,500 Common Shares, and (iii) a grant of performance units by the Company to Mr. Drake covering 262,500 Common Shares (collectively, the “Incentive Awards”).

(2)	This Registration Statement covers, in addition to the number of the Company’s Common Shares stated above, options and other rights to purchase or acquire the Common Shares covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Incentive Awards as a result of one or more adjustments under the Incentive Awards to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(3)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Shares on September 20, 2007, as quoted on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 9

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended March 31, 2007, filed with the Commission on May 30, 2007 (Commission File No. 001-14880);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2007, filed with the Commission on August 9, 2007 (Commission File No. 001-14880);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on September 14, 2007, September 10, 2007 (only with respect to Items 1.01, 2.01, 3.02 and 5.02 included therein), August 9, 2007 (only with respect to Item 1.01 included therein), August 2, 2007 (only with respect to Item 1.01 included therein), June 1, 2007 and May 29, 2007 (only with respect to Item 1.01 included therein) (each, Commission File No. 001-14880); and

(d)	The description of the Company’s Common Shares contained in its Registration Statement on Form 8-A filed with the Commission on August 5, 2004 (Commission File No. 001-14880), which incorporates such description from the Company’s Post-Effective Amendment No. 2 to Registration Statement on Form S-3 filed with the Commission on July 26, 2004 (Commission File No. 333-114148), and any other amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.

Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Under the Business Corporations Act (British Columbia) (the “Act”), the Company may indemnify a present or former director or officer of the Company, a present or former director or officer of another corporation if that corporation is an affiliate of the Company or the individual holds or held the position in the corporation at the request of the Company, or an individual who, at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity (each an “Eligible Party”).
     In addition, the Act provides that the Company may indemnify the heirs and personal or other legal representatives of an Eligible Party.
     Subject to the Act, the Company may indemnify an Eligible Party and the heirs and personal or other legal representatives of an Eligible Party against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, any proceeding which includes investigative actions, to which that individual is, as a result of the Eligible Party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. The Company may also, subject to the Act, after the final disposition of a proceeding, pay the expenses actually and reasonably incurred in respect of that proceeding.
     In accordance with the Articles of the Company, the Company must, subject to the Act, indemnify a director or former director of the Company and his or her heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of a legal proceeding or investigative action, whether current, threatened, pending or completed, that such individual is joined as a party or is or may be liable for or in respect of a judgment penalty of fine in, or expenses related to the proceeding by reason of the director or former director being or having been a director of the Company. In addition, after the final disposition of the proceeding, the Company must pay the expenses actually and reasonably incurred by such person in respect of that proceeding.
     The Articles also provide that the Company may, subject to any restrictions in the Act, indemnify any person.
     The Company’s Articles permit the Company to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal representatives) who is or was a director, officer, employee or agent of the Company, or a corporation at a time when the corporation is or was an affiliate of the Company or, at the request of the Company, is or was a director, officer, employee or agent of a corporation, a partnership, trust, joint venture or other unincorporated entity or holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity against any liability incurred by him as such director, officer, employee or agent or person who holds or held such equivalent position. The Company’s Articles are subject to the Act which does not include employees and agents as eligible parties.

     The Company has entered into an indemnity agreement with one individual who acts as an officer, representative and/or director of various corporations that are directly or indirectly owned or controlled by the Company, in which the Company indemnifies and saves harmless said individual from any and all claims of any nature whatsoever resulting from the personal guarantee or endorsement that said individual has made or may in the future make, with the consent of the Company, on behalf of the various corporations that are directly or indirectly owned or controlled by the Company.
     The foregoing summaries are necessarily subject to the complete text of the statute, the Company’s Articles and the arrangements referred to above are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the attached Exhibit Index at page 9, which is incorporated herein by reference.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on September 21, 2007.

LIONS GATE ENTERTAINMENT CORP.
By:	/s/ James Keegan
James Keegan
Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Jon Feltheimer, Michael Burns, Wayne Levin and James Keegan, and each of them, acting individually and without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jon Feltheimer Jon Feltheimer	Chief Executive Officer and Co-Chairman of the Board of Directors (Principal Executive Officer)	September 21, 2007
/s/ James Keegan James Keegan	Chief Financial Officer (Principal Accounting and Financial Officer)	September 21, 2007
/s/ Mark Amin Mark Amin	Director and Vice Chairman of the Board of Directors	September 21, 2007

Signature	Title	Date
/s/ Norman Bacal Norman Bacal	Director	September 21, 2007
/s/ Michael Burns Michael Burns	Director and Vice Chairman of the Board of Directors	September 21, 2007
/s/ Arthur Evrensel Arthur Evrensel	Director	September 21, 2007
/s/ Morley Koffman Morley Koffman	Director	September 21, 2007
/s/ Harald Ludwig Harald Ludwig	Co-Chairman of the Board of Directors	September 21, 2007
/s/ Laurie May Laurie May	Director	September 21, 2007
/s/ Daryl Simm Daryl Simm	Director	September 21, 2007
/s/ Hardwick Simmons Hardwick Simmons	Director	September 21, 2007
/s/ G. Scott Paterson G. Scott Paterson	Director	September 21, 2007

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	Form of Nonqualified Stock Option Agreement.

4.2	Form of Restricted Share Unit Award Agreement.

4.3	Form of Performance Share Unit Award Agreement.

5.	Opinion of Heenan Blaikie LLP (opinion re legality).

23.1	Consent of Ernst & Young LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).